Exhibit 99.1

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO ITEM 8.A.4 OF FORM 20-F

February 28, 2025

In connection with the submission of an amended draft registration statement on Form F-1 (the “Draft Registration Statement”) by Bullish, a Cayman Islands exempted company, relating to a contemplated initial public offering, Bullish represents to the Securities and Exchange Commission that:

1.	Bullish is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of submission of the Draft Registration Statement.

2.	Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of submission of the Draft Registration Statement would be impracticable or involve undue hardship for Bullish.

3.	Bullish currently intends to further amend the Draft Registration Statement subsequent to March 31, 2025, to include audited financial statements not older than fifteen months from the date of filing.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Bullish

/s/ David Bonanno

Chief Financial Officer